As filed with the Securities and Exchange Commission on September 26, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TELLURIAN INC.

(Exact name of registrant as specified in its charter)

Delaware	06-0842255
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1201 Louisiana Street, Suite 3100

Houston, Texas 77002

(Address of Principal Executive Offices) (Zip Code)

AMENDED AND RESTATED TELLURIAN INC.

2016 OMNIBUS INCENTIVE COMPENSATION PLAN

(FORMERLY THE 2016 OMNIBUS INCENTIVE COMPENSATION PLAN)*

(Full title of the plan)

*See explanatory note immediately following the Calculation of Registration Fee table below

Meg A. Gentle

President and Chief Executive Officer

1201 Louisiana Street, Suite 3100

Houston, Texas 77002

(832) 962-4000

(Name, address, and telephone number, including area code, of agent for service)

With a copy to:

John A. Elofson, Esq.

Davis Graham & Stubbs LLP

1550 Seventeenth Street, Suite 500

Denver, Colorado 80202

(303) 892-9400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

☐	Large accelerated filer	Accelerated filer	☐

☐	Non-accelerated filer (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common stock, par value $0.01 per share	60,000,000 shares	$10.77	$646,200,000	$48,012.05

(1)	Represents the number of shares of common stock reserved for issuance under the Amended and Restated Tellurian Inc. 2016 Omnibus Incentive Compensation Plan (the “Restated 2016 Plan”) in addition to the 40,000,000 shares of common stock previously registered for issuance pursuant to the registration statement on Form S-8 regarding the Tellurian Inc. 2016 Omnibus Incentive Compensation Plan filed with the Securities and Exchange Commission on February 10, 2017 (File No. 333-216010). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may be offered or issued pursuant to any adjustment provisions of the Restated 2016 Plan or the forms of awards granted thereunder.
(2)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(h) under the Securities Act, and based upon the average of the high and low sales prices for the registrant’s common stock as reported on the Nasdaq Capital Market on September 20, 2017.
(3)	Pursuant to Rule 457(p) under the Securities Act, the registrant is carrying forward to this registration statement on Form S-8 $231,687,036 in aggregate offering price of securities and $26,882.53 in registration fees that were previously paid in connection with a registration statement on Form S-3 (Registration No. 333-214068) filed with the SEC on October 12, 2016 (the “Prior Form S-3”), which Prior Form S-3 was withdrawn. No securities were sold under the Prior Form S-3. As a result, the $74,894.58 registration fee for the 60,000,000 shares of common stock to be registered hereunder has been offset against the registration fees that were previously paid in connection with the Prior Form S-3, leaving $48,012.05 in registration fees due under this registration statement.

Explanatory Note

On February 10, 2017, Tellurian Inc. (“Tellurian” or the “Company”) filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-8 (File No. 333-216010) (the “Prior Registration Statement”) registering 40,000,000 shares of Tellurian common stock that may be issued under the Tellurian Inc. 2016 Omnibus Incentive Compensation Plan (“2016 Plan”). On September 20, 2017, the Company’s stockholders approved an amended and restated version of the 2016 plan (the “Restated 2016 Plan”). This registration statement is being filed to register additional shares of Tellurian common stock that may be issued pursuant to awards granted under the Restated 2016 Plan.

Under each of the 2016 Plan and the Restated 2016 Plan, the maximum number of shares issuable is 40,000,000 plus any remaining shares of authorized common stock available under a prior equity compensation plan. The Restated 2016 Plan provides that shares subject to awards of options or stock appreciation rights will be counted as 0.4 shares for every share granted, while shares subject to other types of awards will be counted as one share for every share granted. As a result of this provision, the Company could ultimately issue more than 40,000,000 shares of Tellurian common stock pursuant to awards granted under the Restated 2016 Plan, depending on the mix of common stock, options, stock appreciation rights, and other awards ultimately issued to participants.

In accordance with Instruction E to the General Instructions to Form S-8, the Company is registering on this registration statement an additional 60,000,000 shares of Tellurian common stock that may be issued pursuant to awards granted under the Restated 2016 Plan, representing the maximum possible number of shares that may be issued pursuant to such awards (i.e., 100,000,000 shares assuming that all awards under the Restated 2016 Plan are made in the form of options or stock appreciation rights). The contents of the Prior Registration Statement are incorporated by reference herein, except to the extent supplemented, amended or superseded by the information set forth herein.

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of Tellurian common stock that become issuable pursuant to awards granted under the Restated 2016 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Tellurian common stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

As permitted by the rules of the SEC, this registration statement omits the information specified in the instructions to Part I of Form S-8. Documents containing such information will be sent or given to participants in the employee benefit plan (as defined in Rule 405 under the Securities Act) covered by this registration statement as required by Rule 428(b)(1) under the Securities Act. Those documents are not being filed with the SEC as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Those documents, and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the registrant with the SEC are incorporated in this registration statement by reference (excluding any portions of such documents that are deemed to be “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

•	The registrant’s annual report on Form 10-K for the fiscal year ended June 30, 2016 filed on September 14, 2016, as amended by the registrant’s annual report on Form 10-K/A for the fiscal year ended June 30, 2016 filed on October 27, 2016;

•	The registrant’s quarterly reports on Form 10-Q for the quarterly period ended September 30, 2016 filed on November 14, 2016, for the quarterly period ended December 31, 2016 filed on February 9, 2017, for the quarterly period ended March 31, 2017 filed on May 10, 2017, and for the quarterly period ended June 30, 2017 filed on August 9, 2017;

•	The registrant’s current reports on Form 8-K filed on July 19, 2016, August 2, 2016, August 3, 2016, August 8, 2016, October 5, 2016, October 12, 2016, November 29, 2016, December 21, 2016, January 5, 2017, January 30, 2017, February 10, 2017 (except for sections (a) and (b) of Item 9.01 “Financial Statements and Exhibits,” which shall not be incorporated by reference, and which sections are amended and superseded by Item 9.01 in the registrant’s current report on Form 8-K/A filed on March 15, 2017), February 13, 2017, February 28, 2017, March 7, 2017, March 15, 2017, March 31, 2017, April 6, 2017, April 19, 2017, April 20, 2017, May 18, 2017, July 3, 2017, August 11, 2017, August 22, 2017, September 6, 2017 and September 22, 2017, and the registrant’s current reports on Form 8-K/A filed on October 20, 2016 and March 15, 2017; and

•	the description of the registrant’s Common Stock contained in the registrant’s current report on Form 8-K filed on June 26, 2013, as the same may be further amended from time to time, including pursuant to the Company’s current report on Form 8-K filed on September 22, 2017.

In addition, all reports and other documents filed by the registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such document (excluding any portions of such documents that are deemed to be “furnished” but not “filed” for purposes of the Exchange Act).

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is a Delaware corporation. Section 145 of the Delaware General Corporation Law (the “DGCL”) contains provisions for the indemnification and insurance of directors, officers, employees, and agents of a Delaware corporation against liabilities which they may incur in their capacities as such. Those provisions have the following general effects:

a. A Delaware corporation may indemnify a person who is or was a director, officer, employee, or agent of the corporation against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with any action, suit, or proceeding (other than an action by or in the right of the corporation) if the person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

b. A Delaware corporation may indemnify a person who is or was a director, officer, employee, or agent of the corporation in an action or suit by or in the right of the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged liable to the corporation (except under certain circumstances).

c. A Delaware corporation must indemnify a present or former director or officer against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with any action, suit, or proceeding to the extent that such person has been successful on the merits or otherwise in defense of the action, suit, or proceeding.

d. A Delaware corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation against liability asserted against such person and incurred by such person in any such capacity or arising from such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

The Company’s amended and restated bylaws generally provide that the Company shall indemnify its directors and officers and advance funds for litigation expenses to the fullest extent permitted by Delaware law, as may be amended from time to time. In addition, the Company has entered or plans to enter into written agreements with each of its directors and certain of its officers to generally indemnify and advance expenses to those individuals to the fullest extent permitted by Delaware law.

In addition, pursuant to Section 102(b)(7) of the DGCL, the Company’s amended and restated certificate of incorporation provides that a director of Tellurian shall not be personally liable to Tellurian or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

a. for any breach of the director’s duty of loyalty to the Company or its stockholders;

b. for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

c. under Section 174 of the DGCL (relating to unlawful payment of dividends or stock repurchases); or

d. for any transaction from which the director derived an improper personal benefit.

The Company maintains directors’ and officers’ insurance covering certain liabilities that may be incurred by directors and officers in the performance of their duties.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

5.1*	Opinion of Davis Graham & Stubbs LLP

23.1*	Consent of Deloitte & Touche LLP relating to the financial statements of Tellurian Investments Inc.

23.2*	Consent of Deloitte & Touche LLP relating to the financial statements of Tellurian Services LLC

23.3*	Consent of EKS&H LLLP

23.4*	Consent of Davis, Graham & Stubbs LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page hereto)

99.1*+	Amended and Restated Tellurian Inc. 2016 Omnibus Incentive Compensation Plan

*	Filed herewith.
+	Management contract or compensatory plan or arrangement.

Item 9.	Undertakings.

a.	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

Paragraphs (1)(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on September 26, 2017.

TELLURIAN INC.

By:	/s/ Meg A. Gentle
Meg A. Gentle, President and Chief Executive Officer
(as Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel A. Belhumeur and Meredith S. Mouer, and each or any one of them, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and registration statements filed pursuant to Rule 462) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Meg A. Gentle Meg A. Gentle	Director, President and Chief Executive Officer (Principal Executive Officer)	September 26, 2017

/s/ Antoine J. Lafargue Antoine J. Lafargue	Chief Financial Officer (Principal Financial Officer)	September 26, 2017

/s/ Khaled Sharafeldin Khaled Sharafeldin	Chief Accounting Officer (Principal Accounting Officer)	September 26, 2017

/s/ Charif Souki Charif Souki	Director and Chairman	September 26, 2017

/s/ Martin Houston Martin Houston	Director and Vice Chairman	September 26, 2017

Name	Title	Date

/s/ Diana Derycz-Kessler Diana Derycz-Kessler	Director	September 26, 2017

/s/ Dillon J. Ferguson Dillon J. Ferguson	Director	September 26, 2017

Director
Jean Jaylet

Director
Brooke A. Peterson

/s/ Don A. Turkleson Don A. Turkleson	Director	September 26, 2017